Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Reports 13% Global Revenue Growth for the Second Quarter 2014

Narrowing 2014 Financial Guidance; Within Previous Guidance Range

Irvine, Calif. (July 30, 2014) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and six months ended June 30, 2014.

John McDermott, Endologix Chairman and Chief Executive Officer, said, “We achieved strong second quarter results, with global sales up 15% sequentially from the first quarter. In the U.S., adoption of the VELA™ Proximal Endograft System and our PEVAR physician training programs continued to increase procedure volumes. Our results in Europe were primarily driven by growing demand for the Nellix® EndoVascular Aneurysm Sealing System. During the second quarter, we announced the achievement of $10 million in trailing twelve month international sales of Nellix, further underscoring the continued physician interest in this ground breaking new technology. This accomplishment triggered a milestone payment under the Nellix merger agreement, payable in shares of Endologix common stock, to the former Nellix stockholders."

Financial Results

Global revenue in the second quarter of 2014 was $38.3 million, a 13% increase from $34.0 million in the second quarter of 2013. For the six months ended June 30, 2014, global revenue increased 12% to $71.6 million, compared to $63.7 million for the six months ended June 30, 2013.

U.S. revenue in the second quarter of 2014 was $28.0 million, a 6% increase compared with $26.4 million in the second quarter of 2013. The increase in the U.S. was due to improving AFX procedure trends following a slow start to the year in the first quarter 2014. International revenue was $10.3 million, a 36% increase compared to $7.6 million in the second quarter of 2013. The international sales increase was primarily attributable to strong direct sales growth in Europe.

Gross profit was $28.5 million in the second quarter of 2014, which represents a gross margin of 74%, consistent with a gross margin of 74% in the second quarter of 2013. Gross profit was $52.8 million for the six months ended June 30, 2014, representing a gross margin of 74%. This compares with gross margin of 75% for the six months ended June 30, 2013. The slight decrease in the six months gross margin was primarily driven by geography and product mix, with a greater proportion of sales from international markets, which carry lower gross margins.

Total operating expenses were $32.3 million in the second quarter of 2014, compared to $27.5 million in the second quarter of 2013. Total operating expenses for the six months ended June 30, 2014 were $61.9 million, compared with $54.5 million for the six months ended June 30, 2013. The increase in operating expenses was driven by research and development, sales and marketing and general and administrative expenses.

Marketing and sales expenses were $19.2 million in the second quarter of 2014, an increase from $16.5 million in the prior year period. For the six months ended June 30, 2014, marketing and sales expenses were $35.3 million, an increase from $32.0 million in the prior year period. These increases were driven by the costs associated with the continued expansion of the Company's direct sales in the U.S. and Europe, including sales and clinical personnel worldwide.

Research and development expenses were $4.5 million in the second quarter of 2014, an increase from $3.8 million in the prior year period. For the six months ended June 30, 2014, research and development expenses were $8.6 million, an increase from $7.3 million in the prior year period. These increases were driven by continued product development investments.

Clinical and regulatory affairs expenses were $2.7 million in the second quarter of 2014, an increase from $2.2 million in the prior year period. For the six months ended June 30, 2014, clinical and regulatory affairs expenses were $4.9 million, an increase from $4.6 million in the prior year period, due to increased clinical study activity.

General and administrative expenses were $5.9 million in the second quarter of 2014, an increase from $5.0 million in the prior year period. For the six months ended June 30, 2014, general and administrative expenses were $13.1 million, an increase from $10.6 million in the prior year period. These increases were driven by increased expenses to support the Company’s growth.

Endologix reported a net loss for the second quarter of 2014 of $9.0 million, or $(0.14) per share, compared with net income of $5.7 million, or $0.09 per share, for the second quarter of 2013. The second quarter 2013 net income includes non-cash other income of $7.6 million, or $0.12 per share, which reflects the decrease in the fair value of the contingent consideration related to the Nellix acquisition. Endologix reported Adjusted Net Loss (non-GAAP and defined below) for the second quarter of 2014 of $3.8 million, or $(0.06) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the second quarter of 2013 of $1.9 million, or $(0.03) per share.

For the six months ended June 30, 2014, Endologix reported a net loss of $3.7 million, or $(0.06) per share, compared to a net loss of $3.7 million, or $(0.06) per share, for the six months ended June 30, 2013. Endologix reported an Adjusted Net Loss (non-GAAP and defined below) for the six months ended June 30, 2014 of $8.9 million or $(0.14) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the six months ended June 30, 2013 $6.1 million, or $(0.10) per share.

Total cash, cash equivalents and marketable securities were $110.8 million as of June 30, 2014, compared to $126.5 million as of December 31, 2013.

Financial Guidance
Endologix is narrowing its full year 2014 financial guidance, within the previous guidance range. The Company anticipates 2014 revenue to be in the range of $148 million to $152 million, representing growth of 12% to 15% from 2013, compared to the previous range of $146 million to $152 million. Endologix anticipates an Adjusted Net Loss per Share (non-GAAP and defined below) in 2014 of $(0.27) to $(0.33) and an Adjusted EBITDA per Share (non-GAAP and defined below) of $(0.10) to $(0.16), compared to the previous Adjusted EBITDA per Share range of $(0.04) to $(0.17).

Conference Call Information

Endologix's management will host a conference call today to discuss these topics, beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-(201)-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 13587070. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States.

Cautions Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to progress of clinical trials, market acceptance of our products, demand for our products and our ability to increase revenue, through sales of our new products, our ability to capture additional market share with our products and 2014 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for existing products and related new products, product research and development efforts, unexpected litigation expenses, changes to the regulatory environment for the medical device industry, risks associated with international operations, our ability to protect our intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's Annual Report on Form 10-K for the year ended December 31, 2013, and Endologix's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures

Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA", and (4) "Adjusted EBITDA Per Share" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods.  Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share Definitions:

"GAAP" is generally accepted accounting principles in the United States.

(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) the fair value adjustment to the Nellix acquisition contingent consideration due primarily to the increase or decrease in the Endologix common stock price as the contingent consideration is payable in Endologix common stock; (ii) interest expense from the Company's convertible debt; (iii) legal settlement costs; (iv) contract termination and business acquisition expenses; and (v) business development expenses, including licensing costs related to research and development activities.

In the three months and six months ended June 30, 2014, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the Nellix acquisition contingent consideration liability and (ii) interest expense from the Company's convertible debt.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) interest expense from the Company's convertible debt; (iii) legal settlement costs; (iv) contract termination fees; (v) the effects of business development transactions and business acquisitions; and (vi) other non-recurring expenses or income, as described by Endologix.

(2) "Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by the average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA and Adjusted EBITDA Per Share Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” plus income tax expense or (benefit), depreciation and amortization expense, stock-based compensation expense, and foreign currency re-measurement (gains) or losses.

(4) “Adjusted EBITDA per Share” is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue
U.S.	$27,992	$26,342	$51,980	$51,069
International	10,335	7,622	19,611	12,679
Total Revenue	38,327	33,964	71,591	63,748
Cost of goods sold	9,820	8,960	18,789	16,216
Gross profit	$28,507	$25,004	$52,802	$47,532
Operating expenses:
Research and development	4,458	3,822	8,563	7,341
Clinical and regulatory affairs	2,722	2,189	4,922	4,553
Marketing and sales	19,167	16,520	35,311	32,044
General and administrative	5,932	4,993	13,094	10,604
Total operating expenses	32,279	27,524	61,890	54,542
Loss from operations	(3,772)	(2,520)	(9,088)	(7,010)
Other income (expense)	(1,529)	446	(2,502)	1,140
Change in fair value of contingent consideration related to acquisition	(3,772)	7,600	8,028	2,400
Total other income (expense)	(5,301)	8,046	5,526	3,540
Net income (loss) before income tax benefit (expense)	$(9,073)	$5,526	$(3,562)	$(3,470)
Income tax benefit (expense)	80	144	(136)	(195)
Net income (loss)	$(8,993)	$5,670	$(3,698)	$(3,665)
Other comprehensive income (loss) foreign currency translation	$68	$(185)	$23	$143
Comprehensive income (loss)	$(8,925)	$5,485	$(3,675)	$(3,522)

Basic net income (loss) per share	$(0.14)	$0.09	$(0.06)	$(0.06)
Diluted net income (loss) per share	$(0.14)	$0.09	$(0.06)	$(0.06)
Shares used in computing basic net income (loss) per share	62,699	62,330	62,403	62,260
Shares used in computing diluted net income (loss) per share	62,699	65,496	62,403	62,260

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Income (Loss) to Adjusted Net Loss and Adjusted Net Loss Per Share:
Net income (loss)	$(8,993)	$5,670	$(3,698)	$(3,665)
Fair value adjustment to Nellix contingent consideration liability	3,772	(7,600)	(8,028)	(2,400)
Interest expense	1,448	—	2,839	—
(1) Adjusted Net Loss	$(3,773)	$(1,930)	$(8,887)	$(6,065)
(2) Adjusted Net Loss Per Share	$(0.06)	$(0.03)	$(0.14)	$(0.10)

Adjusted Net Loss to Adjusted EBITDA and Adjusted EBITDA Per Share:
Adjusted Net Loss	$(3,773)	$(1,930)	$(8,887)	$(6,065)
Income tax (benefit) expense	(80)	(144)	136	195
Depreciation and amortization	611	751	1,213	1,235
Stock-based compensation	2,140	2,097	3,753	4,327
Fx Remeasurement (gain) loss	155	(318)	(212)	244
(3) Adjusted EBITDA	$(947)	$456	$(3,997)	$(64)
(4) Adjusted EBITDA Per Share	$(0.02)	$0.01	$(0.06)	$—

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$31,843	$95,152
Marketable securities	78,941	31,313
Accounts receivable, net allowance for doubtful accounts of $187 and $399, respectively.	26,714	24,972
Other receivables	910	310
Inventories	28,484	19,558
Prepaid expenses and other current assets	3,827	2,328
Total current assets	170,719	173,633
Property and equipment, net	17,402	7,338
Goodwill	29,086	29,103
Intangibles, net	42,849	43,096
Deposits and other assets	3,415	3,027
Total assets	$263,471	$256,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,535	$6,265
Accrued payroll	12,697	11,476
Accrued expenses and other current liabilities	4,357	3,094
Contingently issuable common stock	—	46,500
Total current liabilities	28,589	67,335
Deferred income tax	1,067	1,135
Deferred rent	6,357	1,585
Contingently issuable common stock	14,500	14,400
Convertible notes	68,723	67,101
Total liabilities	119,236	151,556
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized. 67,006,796 and 63,866,392 shares issued, respectively. 66,909,398 and 63,866,392 shares outstanding, respectively.	67	64
Treasury stock, at cost, 97,398 and 0 shares, respectively.	(1,395)	—
Additional paid-in capital	366,418	321,756
Accumulated deficit	(219,780)	(216,082)
Accumulated other comprehensive loss	(1,075)	(1,097)
Total stockholders’ equity	144,235	104,641
Total liabilities and stockholders’ equity	$263,471	$256,197